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                                                            Exhibit 99.1


MetLife News

Public Relations                                   For Immediate Release
MetLife, Inc.
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, NY 11101


Contacts:   For Media:     John Calagna
                           (212) 578-6252

            For Investors: Tracey Dedrick
                           (212) 578-5140


        METLIFE NAMES CATHERINE A. REIN CHIEF ADMINISTRATIVE OFFICER AND
               WILLIAM J. MULLANEY PRESIDENT, METLIFE AUTO & HOME

NEW YORK, December 28, 2004 - MetLife, Inc. (NYSE: MET) announced today the appointment of Catherine A. Rein, 61, to the role of chief administrative officer, effective January 1, 2005. Reporting to MetLife, Inc. Chairman and Chief Executive Officer Robert H. Benmosche, Rein will oversee MetLife's human resources, audit, information technology, corporate ethics and compliance, corporate real estate, corporate procurement and call center functions. She also will continue to serve as the chair of MetLife Foundation.

Currently, Rein serves as the president and chief executive officer of Metropolitan Property and Casualty Insurance Company (MetLife Auto & Home), the personal lines property and casualty subsidiary of MetLife, Inc. The chief administrative officer position has been vacant since Lisa M. Weber was promoted to president of Individual Business earlier this year.

In connection with Rein's appointment, William J. Mullaney, 44, who currently serves as MetLife Auto & Home's senior vice president of claims and customer service, will succeed Rein and become president of MetLife Auto & Home. In addition, MetLife Auto & Home will become part of the Individual Business organization and will now report to Weber in order to more closely align MetLife's growth strategy for the retail marketplace. Joining MetLife Auto & Home with the current retail distribution channels that make up Individual Business, including MetLife Financial Services, New England Financial, Independent Distribution and MetLife Resources, will better position Individual Business to strategically offer comprehensive financial solutions for individual customers. Products offered by the Individual Business organization now include annuities, life insurance, long-term care insurance, individual disability insurance, and auto and home policies for individuals and their families.

Rein, who has served as president and chief executive officer of MetLife Auto & Home since 1999, led the company to achieve record sales and earnings growth, improved MetLife Auto & Home's combined ratio and increased customer retention. During her tenure, she also oversaw



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MetLife's acquisition and integration of the personal insurance operations of
The St. Paul Companies.

Since joining MetLife in 1985, Rein has served in a variety of senior roles, including overseeing MetLife's human resources, information technology, facilities and services, public affairs, government relations, planning, and mergers and acquisitions functions. She received a B.A. degree from Pennsylvania State University and a J.D. degree from New York University.

Appointed to his current position in 2002, Mullaney has overseen MetLife Auto & Home's claims, business operations and services, and customer retention initiatives as well as the project management office. Prior to joining MetLife Auto & Home, he held a number of sales and operations positions in MetLife's Institutional Business segment. From 1998 to 2002, he was responsible for MetLife's voluntary benefits business and national service center.

Mullaney received a B.A. degree from the University of Pittsburgh, an M.B.A. degree from Pace University and a chartered life underwriter designation from The American College.

MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and institutional customers. The MetLife companies serve individuals in approximately 13 million households in the U.S. and provide benefits to 37 million employees and family members through their plan sponsors. Outside the U.S., the MetLife companies serve approximately 8 million customers through direct insurance operations in Argentina, Brazil, Chile, China, Hong Kong, India, Indonesia, Mexico, South Korea, Taiwan and Uruguay. For more information about MetLife, please visit the company's Web site at www.metlife.com.

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